LYNCH CORPORATION

               DIRECTORS STOCK PLAN (the "Plan")


1. Each person who is a director of Lynch Corporation (the "Corporation") (but is not an employee of the Corporation) on the first business day of each year (except that the date of grant for 1996 shall be February 1, 1996) shall be granted as of said business day a number of shares of common stock of the Corporation ("Common Stock") equal to $15,000 divided by the average closing price of the Common Stock on the American Stock Exchange for the 30 trading days preceding the date of grant of the shares (January 2, 1996 in the case of the 1996 grant) (whether or not the Common Stock traded on said day). Any person who becomes such a director after the first business day of a year may, at the option of the Board of Directors, be granted a number of shares of Common Stock for that year up to the number of shares awarded to other directors for that year. Unless otherwise determined by the Board of Directors, if a director receiving a grant in a particular year is not a director on March 31, June 30, September 30 and December 31 of said year, the director shall promptly transfer to the Corporation 100%, 75%, 50%, or 25%, respectively, of the shares received for that year. Certificates issued by the Corporation may contain (i) an appropriate legend as to the foregoing obligation and (ii) an appropriate securities laws legend.

2. The Plan may be amended in any respect or discontinued at any time by action of the Board of Directors of the Corporation; provided, however, that any such action shall not affect any shares of Common Stock previously granted and provided further that the Plan provisions may not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules therewith. Adoption of the Plan does not create any limitation on the power of the Board of Directors to create other plans or programs for directors.